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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             Winston Hotels, Inc.
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                (Name of Registrant as Specified In Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:
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                             YOUR VOTE IS IMPORTANT

                  PLEASE RETURN THE ENCLOSED PROXY IMMEDIATELY


Dear Holder of Series A Preferred Stock:

At our recent annual meeting held on May 18, 1999, shareholders approved the election of seven members to your company's Board of Directors, and ratified the appointment of PricewaterhouseCoopers LLP as our independent auditors.

In addition, the Common stockholders approved the proposed amendment to the company's Articles of Incorporation to increase the debt limitation from 45% to 60% of the company's investment in hotel properties, at cost. Because of the large number of Series A Preferred stockholders who have not yet voted on this proposal, the company adjourned the annual meeting until July 12, 1999 at 10:00 a.m., local time, at the company's offices at 2209 Century Drive, Suite 300, Raleigh, North Carolina.

The company has determined that a large number of unvoted shares are held in brokerage accounts where the brokers do not have the authority to vote the shares without instructions from their clients who beneficially own the shares. Accordingly, the company has asked the brokerage firm of Morgan Keegan & Company, Inc. to request their clients to vote their shares of Series A Preferred stock. For their services, the company has agreed to pay a fee to Morgan Keegan & Company, Inc. on the basis of votes returned to the company. The estimated fees are $30,000.

As a hotel REIT operating in a competitive environment, management of the company believes that this financial and competitive flexibility is important to the success of your company, and to the value of your investment. As you consider your vote on this important matter, please consider that the leading independent institutional proxy advisory firm, Institutional Shareholder Services (ISS) which advises hundreds of the country's largest and most demanding institutional investors, recommended in favor of this proposal, stating "We believe that this proposal warrants shareholder support. By increasing the company's ability to use debt for future acquisitions, the amendment will improve the company's competitive position and ability to exploit valuable opportunities. The new limit on indebtedness will continue to provide a reasonable restriction on the company's use of debt. We recommend a vote FOR
Item 2."

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To date, our records show you have not yet voted. Although we are encouraged by the fact that over 80% of our Series A Preferred shares that have been voted were voted in favor of the proposal, we are disappointed that so many of our Series A Preferred shareholders thus far have not taken the opportunity to show their support for this important proposal.

ACCORDINGLY, WE REQUEST THAT YOU PROMPTLY SIGN, DATE AND RETURN THE ENCLOSED PREFERRED STOCK FORM OF PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR PROMPT VOTE WILL HELP US TO MINIMIZE ANY COSTS IN SENDING ADDITIONAL, "REMINDER" PROXY MATERIALS, AND MOST IMPORTANT, WILL HELP YOUR COMPANY TO COMPETE AND WIN IN THE COMPETITIVE MARKETPLACE IN WHICH WE OPERATE.

Please feel free to call me directly if you would like to discuss any aspect of this proposal, or your company. I can be reached toll-free at (877) 494-6786.

If you would like an additional copy of our proxy statement which contains information regarding the enclosed amendment, please contact Pat Peruso toll-free at Winston Hotels at (877) 494-6786.

Thank you for your continuing support.

/s/ Robert W. Winston

Robert W. Winston, III
Chief Executive Officer